EXHIBIT 2.2

                                 AMENDMENT NO. 1
                           TO STOCK PURCHASE AGREEMENT
                                 BY AND BETWEEN
                                  EQUITEX, INC.
                                       AND
                            THE SELLING STOCKHOLDERS
                             OF CHEX SERVICES, INC.
                              DATED AUGUST 31, 2001



         THIS AMENDMENT NO. 1, dated as of November 30, 2001, amends and modifies that certain Stock Purchase Agreement by and between Equitex, Inc., a Delaware corporation or its assignee, on the one hand, and Lewis N. Mirviss and James P. Welbourn, individuals residing in the State of Minnesota, stockholders of Chex Services, Inc., a Minnesota corporation, and each of the other stockholders of Chex Services, Inc., as identified on Exhibit A thereto, on the other, dated as of August 31, 2001 (the "Agreement"). Capitalized terms used but not defined herein shall have the meanings attributed to them in the Agreement.

                               W I T N E S S E T H
                               -------------------

         WHEREAS, Buyer and the Selling Stockholders entered the Agreement as of August 31, 2001; and

         WHEREAS, Buyer and the Selling Stockholders are desirous of amending and supplementing the Agreement, as more fully set forth herein, pursuant to and in accordance with the provisions of Section 12.2 thereof, in light of certain changes in circumstance and to evidence certain additional agreements of the parties;

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. ACKNOWLEDGMENT OF THE DEATH OF MR. MIRVISS. The parties regretfully acknowledge the untimely death of Mr. Mirviss on November 14, 2001. Since his shares of Chex Services were held in joint tenancy, Buyer will, subject to the receipt of a copy of his death certificate, issue the Equitex Common Stock in respect of his Chex Services' shares in the name of the joint tenant holder thereof, Phyllis B. Mirviss, subject to the provisions of this Amendment No 1.

2. ADDITIONAL COVENANT OF BUYER AND SELLING STOCKHOLDERS WITH RESPECT TO DEBENTURES. To induce the makers of the Debentures to forebear from the exercise of their option to accelerate the due date of the Debentures on ninety days notice, the parties agree as follows: the Buyer agrees that it shall leave the face amount of the Debentures outstanding from time to time invested in the casino operations of the Corporation. The Management Stockholder agrees, during any period in which the Buyer is in compliance with the foregoing, to cause the holders of any of the Debentures to forbear from exercising their right to accelerate the due date of the indebtedness evidenced thereby, or if he is unable to effect such forbearance, to replace the amount thereof pursuant to a replacement Debenture on terms no less favorable to the Corporation than the Debenture being replaced, if in Equitex's reasonable judgment such replacement is advisable.

3. PLEDGE OF EQUITEX COMMON SHARES AS SECURITY FOR AMOUNTS OWED TO THE CORPORATION. In order to induce Buyer to accept the indebtedness of various stockholders of the Corporation, as identified on Schedule 4.2 of the Agreement, to the Corporation, those stockholders agree to pledge certain of the Equitex Common Stock they are entitled to receive under the Agreement to Equitex, to secure such obligations, pursuant to Pledge Agreements which they shall execute and deliver, together with the shares referenced therein, at the Closing.

4. ATM ENTERPRISES, INC. The Management Stockholder hereby represents and warrants that there is not now, nor was there at any prior time, a separate entity known as "ATM Enterprises, Inc.," but rather that such name was in effect an additional "dba" for the Corporation. The Corporation and the Management Stockholder agree to convey to Buyer any and all rights as the Corporation may have in the name "ATM Enterprises, Inc." and to and in such contracts of the Corporation as may have been entered in that name.

5. Indemnification by Selling Stockholders. To further induce Buyer to proceed with the Closing of the transaction contemplated by the Agreement, the Selling Stockholders agree to amend the provisions of
         Section 10.1, INDEMNIFICATION, BY MANAGEMENT STOCKHOLDERS, by deleting the words "Management Stockholders" in the title and in the first line thereof, and replacing them with the words "Selling Stockholders," and by adding a new Section 10.6., as follows:

                  10.6. INDEMNIFICATION HOLDBACK. In order to satisfy any potential claims for which Buyer would be entitled to indemnity pursuant to foregoing Section 10.1, the parties agree that Buyer shall be, and hereby is, authorized to hold back ten percent (10%) of the Equitex Common Stock from each Selling Stockholder's portion of the Purchase Price, equaling in the aggregate 200,000 shares (the "Holdback Shares"), until December 31, 2002 (the "Holdback Period"). Upon the expiration of the Holdback Period, Buyer shall deliver to each Selling Stockholder a certificate representing his or her pro rata portion of the then remaining Holdback Shares, exclusive only of: (a) the number of shares which shall have been applied in satisfaction of claims for which Buyer was entitled to be indemnified pursuant to the provisions of Section 10.3 hereof during the Holdback Period; and (b) a sufficient number of shares to satisfy a pending Indemnity Claim which is the subject of an ongoing third party dispute under Section 10.3
                  (b), or is the subject of a pending dispute between the parties under Section 10.3(c).

6. THE AGREEMENT. All of the other provisions of the Agreement shall remain in full force in effect.

         IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Stock Purchase Agreement as of the day and date first set forth above.

Equitex, Inc.                              The Investing Stockholders


By: /S/ HENRY FONG                         By: /S/ JAMES P. WELBOURN
   ---------------------------                ---------------------------
Its: PRESIDENT                                As agent and attorney-in-fact for
    --------------------------                the Stockholders set forth on
                                              Exhibit A to the Agreement


The Management Stockholder


/S/ JAMES P. WELBOURN                      /S/ PHYLLIS B. MIRVISS
------------------------------             ------------------------------
James P. Welbourn                          Phyllis B. Mirviss